Mailing Address: PO Box 9431 Stn Prov Govt Victoria BC V8W 9V3 www.corporateonline.gov.bc.ca	Location: 2nd Floor - 940 Blanshard Street Victoria BC 1 877 526-1526

CERTIFIED COPY Of a Document filed with the Province of British Columbia Registrar of Companies
Notice of Articles

BUSINESS CORPORATIONS ACT	CAROL PREST

This Notice of Articles was issued by the Registrar on: December 18, 2020 02:17 PM Pacific Time

 Incorporation Number                       C0753480

Recognition Date and Time: Continued into British Columbia on March 31, 2006 10:23 AM Pacific Time

NOTICE OF ARTICLES

Name of Company:

DISTRICT METALS CORP.

REGISTERED OFFICE INFORMATION

Mailing Address: 1200 WATERFRONT CENTRE 200 BURRARD STREET PO BOX 48600 VANCOUVER BC V7X 1T2 CANADA	Delivery Address: 1200 WATERFRONT CENTRE 200 BURRARD STREET VANCOUVER BC V6C 3L6 CANADA

RECORDS OFFICE INFORMATION

Mailing Address: 1200 WATERFRONT CENTRE 200 BURRARD STREET PO BOX 48600 VANCOUVER BC V7X 1T2 CANADA	Delivery Address: 1200 WATERFRONT CENTRE 200 BURRARD STREET VANCOUVER BC V6C 3L6 CANADA

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DIRECTOR INFORMATION

Last Name, First Name, Middle Name: Ramshaw, Doug Mailing Address: 918 - 1030 WEST GEORGIA STREET VANCOUVER BC V6E 2Y2 CANADA	Delivery Address: 918 - 1030 WEST GEORGIA STREET VANCOUVER BC V6E 2Y2 CANADA

Last Name, First Name, Middle Name: Ainsworth, Garrett Mailing Address: 950 CURTIS ROAD KELOWNA BC \/1V 2C9 CANADA	Delivery Address: 950 CURTIS ROAD KELOWNA BC V1V 2C9 CANADA

Last Name, First Name, Middle Name: Cameron, Joanna Mailing Address: 10TH FLOOR, 595 HOWE ST. VANCOUVER BC V6C 2T5 CANADA	Delivery Address: 10TH FLOOR, 595 HOWE ST. VANCOUVER BC V6C 2T5 CANADA

1 Last Name, First Name, Middle Name: Challis, Jonathan Mailing Address: 3, BURNTWOOD ROAD SEVENOAKS,KENT TN131PS UNITED KINGDOM	Delivery Address: 3, BURNTWOOD ROAD SEVENOAKS, KENT TN131PS UNITED KINGDOM

AUTHORIZED SHARE STRUCTURE

1. No Maximum	Common Shares	Without Par Value

Without Special Rights or Restrictions attached

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